Exhibit 3.1

AMENDMENT
TO THE
BYLAWS
OF
PROFUSA, INC.
(formerly Northview Acquisition Corporation)

This Amendment to the Bylaws (this Amendment) of Profusa, Inc., a Delaware corporation (the Company), is adopted effective as of [Date], pursuant to Section 9.15 of the Company’s Bylaws and the Delaware General Corporation Law.

1. Amendment to Section 2.4 (Quorum)

Section 2.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a meeting of stockholders of the holders of at least thirty-three and one-third percent (33 1/3%) of the issued and outstanding shares of the Corporation’s common stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting; provided, that when a separate vote by a class or series of stock is required by applicable law, the Certificate of Incorporation, or these Bylaws, the holders of at least thirty-three and one-third percent (33 1/3%) of the issued and outstanding shares of such class or series entitled to vote thereon, present in person or by proxy, shall constitute a quorum of such class or series for the transaction of such business.

If a quorum shall not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.”

2. No Other Amendments

Except as expressly amended by this Amendment, the Bylaws shall remain in full force and effect.

3. Effective Time

This Amendment shall be effective upon its adoption by the Board of Directors of the Company as required by Section 9.15 of the Bylaws and applicable law.

[Signature page follows]

The undersigned hereby certifies that he is a duly authorized officer of Profusa, Inc., a Delaware corporation, and that the foregoing Amendment to the Bylaws constitutes the entire amendment to the Bylaws as duly adopted by the Board of Directors on October 7, 2025.

Executed on October 7, 2025

/s/ Ben Hwang
Ben Hang
Chief Executive Officer